UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☐ Preliminary Proxy Statement

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☑ Definitive Proxy Statement

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☐ Soliciting Material Pursuant to §240.14a-12

Silverleaf Resorts, Inc.
(Name of Registrant as Specified In Its Charter)

_______________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

The 2007 Annual Meeting of Shareholders (“2007 Annual Meeting”) of Silverleaf Resorts, Inc. (“Silverleaf,” “Company,” “we,” “us,” or “our”) will be held at the Crowne Plaza Market Center at 7050 Stemmons Freeway, Dallas, Texas 75247 on Tuesday, May 8, 2007 at 8:30 a.m. to:

1.	elect five Directors of Silverleaf to serve until the Annual Meeting in 2008 and until their successors are elected and qualify;

2.	ratify the appointment of BDO Seidman, LLP as Silverleaf’s independent registered public accountants for the year ending December 31, 2007; and

3.	transact such other business as may properly be brought before the 2007 Annual Meeting or any adjournments or postponements thereof.

The Nominating Committee has recommended to the Board of Directors five individuals for election to serve as Directors. The Board of Directors recommends that you vote FOR these nominees. The Audit Committee of the Board of Directors has retained BDO Seidman, LLP as the independent registered public accounting firm for Silverleaf, and the Board of Directors recommends that you vote FOR ratification of the appointment of the independent registered public accountants. Shareholders of record at the close of business on March 12, 2007 are entitled to notice of and to vote at the 2007 Annual Meeting or any adjournments or postponements thereof. A complete list of shareholders entitled to vote at the 2007 Annual Meeting will be maintained in Silverleaf’s offices at 1221 River Bend Drive, Suite 120, Dallas, Texas for ten days prior to the meeting.

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE 2007 ANNUAL MEETING. YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY REVOKE THE PROXY AND VOTE THE SHARES HELD IN YOUR NAME. HOWEVER, IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE, YOUR VOTE IN PERSON AT THE ANNUAL MEETING WILL NOT BE EFFECTIVE UNLESS YOU HAVE OBTAINED AND PRESENT A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

By Order of the Board of Directors,
SANDRA G. CEARLEY
Secretary

Dallas, Texas
April 10, 2007

SILVERLEAF RESORTS, INC.

PROXY STATEMENT
2007 ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We are mailing this Proxy Statement, with the accompanying proxy card, to you on or about March 30, 2007 in connection with the solicitation of proxies by the Board of Directors of Silverleaf for the 2007 Annual Meeting of Shareholders (the “2007 Annual Meeting”) to be held on May 8, 2007, and any adjournment or postponement of that meeting. You are invited to attend the meeting, and we request that you vote on the proposals described in this Proxy Statement. You do not need to attend the meeting in person to vote your shares. You may simply complete, sign and return your proxy card in order to have your shares voted at the meeting on your behalf.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of five directors; and

•	Ratification of appointment of BDO Seidman, LLP as Silverleaf’s independent registered public accountants.

Who can attend and vote at the meeting?

Shareholders of record at the close of business on March 12, 2007, are entitled to attend and vote at the meeting. Each share of our common stock is entitled to one vote on all matters to be voted on at the meeting, and can be voted only if the record owner is present to vote or is represented by proxy. The proxy card provided with this Proxy Statement indicates the number of shares of common stock that you own and are entitled to vote at the meeting.

What constitutes a quorum at the meeting?

The presence at the meeting, in person or represented by proxy, of the holders of a majority of our common stock outstanding on March 12, 2007, the record date, will constitute a quorum for purposes of the meeting. On the record date, 37,808,154 shares of our common stock were outstanding. For purposes of determining whether a quorum exists, proxies received but marked “abstain” and so-called “broker non-votes” (described below) will be counted as present.

How do I vote by proxy?

If you properly fill in your proxy card and our transfer agent receives it in time to vote at the meeting, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. No postage is required if your proxy card is mailed in the United States in the return envelope that has been enclosed with this Proxy Statement.

If you sign, date and return the proxy card but do not specify how your shares are to be voted, then your proxy will vote your shares as follows:

•	FOR the election of the nominees for director named below under “Election of Directors”;

•	FOR ratification of the appointment of BDO Seidman, LLP as Silverleaf’s independent registered public accountants; and

•	In the discretion of the proxies as to any other business which may properly come before the meeting.

How do I vote if my shares are held by my broker?

If your shares are held by your broker in “street name,” you will need to instruct your broker concerning how to vote your shares in the manner provided by your broker. If your shares are held in “street name” and you wish to vote them in person at the meeting, you must obtain from your broker a properly executed legal proxy, identifying you as a Silverleaf shareholder, authorizing you to act on behalf of the broker at the meeting and specifying the number of shares with respect to which the authorization is granted.

What discretion does my broker have to vote my shares held in “street name”?

A broker holding your shares in “street name” must vote those shares according to any specific instructions it receives from you. If specific instructions are not received, your broker generally may vote your shares in its discretion, depending on the type of proposal involved. Under the rules of the NASDAQ Stock Market, LLC (“NASDAQ”), there are certain matters on which brokers may not vote without specific instructions from you. If such a matter comes before the meeting and you have not specifically instructed your broker how to vote your shares, your shares will not be voted on that matter, giving rise to what is called a “broker non-vote.” Shares represented by broker non-votes will be counted for purposes of determining the existence of a quorum for the transaction of business, but for purposes of determining the number of shares voting on a particular proposal, broker non-votes will not be counted as votes cast or shares voting and, therefore, will have no effect on the outcome of the vote on that matter.

Can I change my vote after I return my proxy card?

Yes. You may change your vote at any time before your proxy is exercised. To change your vote, you may:

•	Deliver to our corporate secretary not later than May 7, 2007 a written notice revoking your earlier vote; or

•	Deliver to our transfer agent a properly completed and signed proxy card with a later date; or

•	Vote in person at the meeting.

Your attendance at the meeting will not be deemed to revoke a previously-delivered proxy unless you clearly indicate at the meeting that you intend to revoke your proxy and vote in person.

How are votes counted?

•
Election of directors. Each of the nominees will be elected if a majority of the votes cast at the meeting are voted “For” such nominee. Abstentions and broker non-votes, which are described above, will have no effect on the outcome of voting on the nominees.

•
Other business. Approval of the ratification of BDO as Silverleaf’s independent registered public accountants and approval of all other business that may properly come before the meeting require the favorable vote of a majority of the votes cast on the matter. Abstentions and broker non-votes will have no effect on the outcome of voting on these matters.

How is Silverleaf soliciting proxies?

We bear the cost of preparing, assembling and mailing the proxy material relating to the solicitation of proxies by the Board of Directors for the meeting. In addition to the use of the mails, certain of our officers and regular employees may, without additional compensation, solicit proxies in person, by telephone or other means of communication. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares, and will reimburse those record holders for their reasonable expenses in transmitting this material.

ANNUAL REPORT AND OTHER FINANCIAL INFORMATION

The Annual Report for Silverleaf for the year ended December 31, 2006, accompanies the proxy material being mailed to all shareholders. Additional copies of our Annual Report for 2006, this Notice of Annual Meeting and Proxy Statement and Silverleaf’s Form 10-K filed with the Securities and Exchange Commission, including financial statements but excluding exhibits, may be obtained without charge by written request to the Corporate Secretary. All such requests should be directed to Sandra G. Cearley, Secretary, Silverleaf Resorts, Inc., 1221 River Bend Drive, Suite 120, Dallas, Texas 75247. You can also obtain a copy of our Form 10-K and other periodic filings from the SEC’s EDGAR database at www.sec.gov.

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

The following table sets forth the beneficial ownership of Silverleaf’s Common Stock on March 12, 2007 by (i) each current director and the Named Executive Officers (as defined below) (ii) all directors and executive officers as a group, and (iii) those persons known to Silverleaf to be the beneficial owners of more than five percent of the outstanding shares.

BENEFICIAL OWNERS OF SILVERLEAF COMMON STOCK

Name of Beneficial Owner(a)	Position	Shares Beneficially Owned	Percent of Class (b)
Robert E. Mead (c)	Chairman and Chief Executive Officer	9,349,417	24.73
Sharon K. Brayfield (c)(d)	President	624,786	1.63
Joe W. Conner (c)(e)	Chief Operating Officer	368,269	*
David T. O’Connor (c)(f)	Executive Vice President — Sales	718,269	1.86
Harry J. White, Jr .(c)(g)	Chief Financial Officer and Treasurer	440,269	1.16
J. Richard Budd, III (h)(i)	Director	175,000	*
James B. Francis, Jr. (j)(k)	Director	175,000	*
Herbert B. Hirsch (i)(l)	Director	115,000	*
Rebecca Janet Whitmore (i)(m)	Director	247,900	*
All Directors and Executive Officers as a Group (12 persons) (n)		12,791,689	31.83
Grace Brothers, Ltd. (o)		6,118,825	16.18
Andreeff Equity Advisors, L.L.C. (p)		2,072,488	5.48
Bonanza Capital, Ltd. (q)		2,151,600	5.69

* Less than 1%.

(a)	Except as otherwise indicated, each beneficial owner has the sole power to vote and to dispose of all shares of Common Stock owned by such beneficial owner.

(b)
Pursuant to the rules of the Securities and Exchange Commission, in calculating percentage ownership, each person is deemed to beneficially own the shares subject to options exercisable within sixty days, but shares subject to options owned by others (even if exercisable within sixty days) are not deemed to be outstanding shares. In calculating the percentage ownership of the directors and officers as a group, the shares subject to options exercisable by directors and officers within sixty days are included within the number of shares beneficially owned.

(c)	The address of such person is 1221 River Bend Drive, Suite 120, Dallas, Texas 75247.

(d)	Includes options to purchase 538,269 shares of stock, which options are currently exercisable.

(e)	Includes options to purchase 368,269 shares of stock, which options are currently exercisable.

(f)	Includes options to purchase 718,269 shares of stock, which options are currently exercisable.

(g)	Includes options to purchase 70,000 shares of stock, which options are currently exercisable.

(h)	The address of such person is 360 Lexington Ave, Third Floor, New York, New York 10017.

(i)	Includes options to purchase 115,000 shares of stock, which options are currently exercisable.

(j)	The address of such person is 2911 Turtle Creek Boulevard, Suite 925, Dallas, Texas 75219.

(k)	Includes options to purchase 175,000 shares of stock, which options are currently exercisable.

(l)	The address of such person is 64 Hurdle Fence Drive, Avon, Connecticut 06001.

(m)	The address of such person is 10305 Oaklyn Drive, Potomac, Maryland 20854.

(n)	Includes option to purchase 2,373,807 shares of stock, which options are currently exercisable.

(o)
This information is based upon information provided by Grace Brothers, Ltd. (“Grace”) on Schedule 13G filed by Grace with the Securities and Exchange Commission on June 6, 2006. Bradford T. Whitmore (“Whitmore”) and Spurgeon Corporation (“Spurgeon”) are the general partners of Grace. As general partners of Grace, Whitmore and Spurgeon may be deemed beneficial owners of the shares, although they disclaim beneficial ownership. Mr. Whitmore is the brother of Rebecca Janet Whitmore, a current director and nominee for re-election as director of Silverleaf. Mr. Whitmore was a member of an ad hoc committee of noteholders who nominated two persons, including Ms. Whitmore, for election to the Board of Directors pursuant to the terms of an exchange offer that Silverleaf completed in May 2002 with holders of its 10½% Senior Subordinated Notes due 2008 (the “Exchange Offer”). Under the terms of the Exchange Offer the ad hoc committee nominated two directors to serve on Silverleaf’s Board of Directors until the 2003 Annual Meeting of Shareholders. Ms. Whitmore has been nominated by the Board of Directors for reelection as a director of Silverleaf each year since that time. Ms. Whitmore disclaims any beneficial interest in the shares owned by Grace.

(p)
This information is based upon information provided by Dane Andreeff (“Andreeff”) and Andreeff Equity Advisors, L.L.C. (“Andreeff Advisors”) on Amendment No. 2 to Schedule 13G dated February 14, 2007 filed with the Securities and Exchange Commission. Andreeff and Andreeff Advisors disclaim beneficial ownership in the shares reported except to the extent of their pecuniary interests therein.

(q)
This information is based upon information provided by Bonanza Capital, Ltd. (“Bonanza”) and Bonanza Master Fund, Ltd. (“Master Fund”) on Amendment No. 1 to Schedule 13G dated February 14, 2007 and filed with the Securities and Exchange Commission. Bonanza and Master Fund disclaim beneficial ownership in the shares reported except to the extent of their pecuniary interests therein.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires Silverleaf’s directors and officers, and persons who own more than 10% of a registered class of Silverleaf’s equity securities (“Beneficial Owners”), to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock. Such Beneficial Owners are required by the Commission’s regulations to furnish to Silverleaf copies of all Section 16(a) reports filed by such persons.

Due to a transmission error, a Form 4 for Ms. Whitmore was inadvertently not filed with the Commission on a timely basis. The Form 4, which was intended to be filed on September 8, 2006 reflecting the purchase of 11,300 shares by Ms. Whitmore on September 8, 2006, was filed on November 1, 2006. To Silverleaf’s knowledge, based solely on its review of the copies of such reports furnished to Silverleaf and written representations from its officers and directors, all other Beneficial Owners complied with all applicable Section 16(a) filing requirements during the fiscal year ended December 31, 2006.

PROPOSAL 1
ELECTION OF DIRECTORS

Who sits on our Board of Directors?

Pursuant to Silverleaf’s Articles of Incorporation, as amended (the “Articles”), the Bylaws, as amended (the “Bylaws”), and resolutions adopted by its Board of Directors, Silverleaf currently has five directors, who each have one-year terms that will expire at the 2007 Annual Meeting. Each of the Directors was elected by the Shareholders at the 2006 Annual Meeting.

How are nominees for the Board selected?

The Nominating Committee reviewed candidates for election to the Board of Directors and recommended to the Board of Directors that each of Silverleaf’s current directors be nominated for election to serve as Director until the 2008 Annual Meeting or until his or her respective successor is elected and qualifies. The Board of Directors has, therefore, nominated the following individuals for election as a director:

J. Richard Budd, III
James B. Francis, Jr.
Herbert B. Hirsch
Robert E. Mead
Rebecca Janet Whitmore

For a description of the background and qualifications of each of the nominees see “Directors and Executive Officers.”

In the absence of instructions to the contrary, votes will be cast FOR the election of each of the above nominees pursuant to the proxies solicited hereby. In the event any of the nominees is unable or declines to serve as a Director at the time of the 2007 Annual Meeting, the proxy will be voted for any substitute nominee selected by the current Board of Directors. Management has no reason to believe, at this time, that any of the nominees will be unable or will decline to serve if elected. Each nominee has informed Silverleaf that he or she will serve if elected.

What are our corporate governance practices?

General. Silverleaf believes that good corporate governance is important to ensure that it is managed for the long-term benefit of its shareholders. During the past year, Silverleaf has continued to review its corporate governance policies and practices and to compare them to those suggested by various authorities or corporate governance and the practices of other public companies. Silverleaf has also continued to review the provisions of the Sarbanes-Oxley Act of 2002 and the new and proposed rules of the Securities and Exchange Commission and NASDAQ. Silverleaf’s Board of Directors has adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees (“Code of Conduct”) that is binding on all Silverleaf directors, officers and employees. Additionally, the Board has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Executives (“Code of Ethics”) that is applicable to the Chief Executive Officer, Chief Financial Officer and other senior officers directly engaged in the financial reporting process. Copies of both the Code of Conduct and the Code of Ethics are available on the Company’s website at www.silverleafresorts.com.

Director Independence. The Board of Directors has determined that Mr. Budd, Mr. Hirsch, Mr. Francis, and Ms. Whitmore are “independent” for purposes of Rule 4200 of the NASDAQ Marketplace Rules, and, therefore, a majority of the Board of Directors is independent as so defined. The Board of Directors based these determinations primarily on a review of the responses of the directors and executive officers to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with the individual directors. The foregoing independence determination also included the conclusion of the Board of Directors that each of the members of the Audit Committee is independent for purposes of Audit Committee membership under Rule 4200 of the NASDAQ Marketplace Rules which includes the independence requirements of Rule 4200 and additional independence requirements under SEC Rule 10A-3(b). In addition, each member of the Compensation Committee and the Nominating Committee is independent in accordance with the NASDAQ Marketplace Rules.

Meeting of the Board of Directors. The Board of Directors took action either during regularly-scheduled or special meetings or by written consent 22 times during the year ended December 31, 2006. All members of the Board of Directors attended the 2006 Annual Meeting and at least seventy-five percent of the Board meetings and Committee meetings held during 2006.

What are the Committees of the Board of Directors?

Our Board of Directors currently has four standing committees: an Audit Committee, a Compensation Committee, a Nominating Committee, and an Accounts and Acquisitions Committee.

The Audit Committee took action either during regularly-scheduled or special meetings or by written consent 9 times in 2006. The Compensation Committee took action either during regularly-scheduled or special meetings or by written consent 8 times during 2006. The Accounts and Acquisitions Committee took action either during regularly-scheduled meetings or special meetings or by written consent 12 times in 2006. The Nominating Committee took action during 2 regularly-scheduled meetings during 2006.

Audit Committee. The Board of Directors has established an audit committee (the “Audit Committee”), which currently consists of three directors who meet the independence requirements imposed by the NASDAQ Marketplace Rules. The Audit Committee engages the independent registered public accountants, reviews the plans and results of the audit engagement, approves professional services provided by the independent registered public accountants, reviews the independence of the independent registered public accountants and the adequacy of Silverleaf’s internal accounting controls, considers the range of audit and non-audit fees, oversees Silverleaf’s internal audit functions, and reviews and approves Silverleaf’s periodic reports to the Securities and Exchange Commission. The current members of the Audit Committee are Messrs. Budd and Hirsch and Ms. Whitmore. Ms. Whitmore has been designated by the Board of Directors of Silverleaf as the Audit Committee Financial Expert in accordance with the definition established by the SEC. A copy of the Audit Committee Charter is attached as Annex “A.”

Compensation Committee. The Board of Directors has established a compensation committee (the “Compensation Committee”), which currently consists of three directors who are non-employee independent directors within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, to determine compensation for Silverleaf’s senior executive officers and to administer Silverleaf’s 1997 Stock Option Plan and the 2003 Stock Option Plan. The current members of the Compensation Committee are Ms. Whitmore and Messrs. Budd and Hirsch. For the period ending December 31, 2006, the Compensation Committee made all decisions regarding senior executive compensation and administration of the 1997 Stock Option Plan and 2003 Stock Option Plan.

There are no “interlocks” (as defined by the rules of the SEC) with respect to any members of the Compensation Committee. The Compensation Committee consists of three members, Ms. Whitmore, who chairs the committee, and Messrs. Budd and Hirsch. Each is a non-employee, independent director. For the period ending December 31, 2006, all decisions concerning compensation of senior executive officers and administration of Silverleaf’s option plans were made by the Compensation Committee. Additionally, the Committee reviews and makes recommendations to the Board of Directors for the approval of all material employee benefit plans, benefit and compensation structures for directors, and oversees the criteria for performance-based compensation. In acting upon these matters, the Committee considers, among other information, recommendations from the Chief Executive Officer and the President of Silverleaf. A copy of the Compensation Committee Charter is posted on Silverleaf’s website.

Nominating Committee. The Board of Directors has established a separate Nominating Committee comprised entirely of directors who meet the independence requirements imposed by NASDAQ. The Nominating Committee has adopted a charter which sets forth the primary responsibilities of the Nominating Committee and its procedures for effectively fulfilling those duties. The Nominating Committee Charter is posted on Silverleaf’s website. In accordance with the Charter, the Nominating Committee has identified and submitted to the Board of Directors a slate of candidates each of whom they deem to have the experience, perspective, skills and knowledge of the field in which Silverleaf operates to serve as a member of Silverleaf’s Board of Directors. The candidates recommended by the Nominating Committee for election at the 2007 Annual Meeting are the current members of Silverleaf’s Board of Directors. The Board of Directors did not receive any recommendations for nominees for directors from shareholders. The members of the Nominating Committee are Mr. Budd, Mr. Hirsch and Ms. Whitmore.

The Nominating Committee will consider nominees for directors to be elected at the 2008 Annual Meeting of Shareholders as recommended by shareholders, and such recommendations may be made to the Board no earlier than February 8, 2008 and no later than March 10, 2008 (subject to certain notice requirements set forth in the By-laws) by delivering a written notice to the Secretary at Silverleaf’s principal executive office stating the name, address, telephone number and resume of the proposed candidate or candidates and their business and educational background along with a written statement by the shareholder as to why such person or persons should be considered for election to the Board of Directors.

The Board will follow the same evaluation procedures whether a candidate is recommended by directors or shareholders. In identifying and evaluating nominees for director, the Board considers whether the candidate has the highest ethical standards and integrity and sufficient education, experience and skills necessary to understand and wisely act upon the complex issues that arise in managing a publicly-held company. To the extent the Board does not have enough information to evaluate a candidate, the Board may send a questionnaire to the candidate for completion in enough time for Board consideration.

Accounts and Acquisitions Committee. The Board of Directors has established a financial accounts and acquisitions committee (the “Accounts and Acquisitions Committee”) to approve routine financial transactions such as the opening of a bank account or the purchase, lease or disposition of assets with a value not exceeding $100,000. The members of the Accounts and Acquisitions Committee are Ms. Whitmore and Mr. Mead.

The Board of Directors of Silverleaf does not have any other committees.

How many executive sessions did the Board have during 2006?

The NASDAQ Marketplace Rules require that independent directors meet without non-independent directors and other management members in executive sessions in regularly scheduled meetings. The independent directors met in one executive session during 2006.

How do I contact the Board of Directors?

You may contact the Board of Directors by writing to: Silverleaf Resorts, Inc, Board of Directors, ATTN: Sandra G. Cearley, Secretary, 1221 River Bend Drive, Suite 120, Dallas, Texas 75247. Communications received will be distributed by the Secretary to the Chairman of the Audit Committee or, depending on the facts and circumstances outlined in the communication received, to such other director or directors deemed appropriate by the Secretary.

How will my proxy be voted?

In the absence of instructions to the contrary, votes will be cast FOR each nominee for Director of Silverleaf. A majority of the shares present and voting at the 2007 Annual Meeting must be voted in favor of a Director for that Director to be elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE DIRECTORS NOMINATED IN PROPOSAL 1.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

How is the independent registered public accountant appointed?

The Audit Committee of the Board of Directors has appointed BDO Seidman, LLP (“BDO”) as Silverleaf’s independent registered public accountants for the year ending December 31, 2007. One or more representatives of BDO will be present at the 2007 Annual Meeting and will be given an opportunity to make a statement and to respond to appropriate questions. This appointment is being submitted for ratification at the 2007 Annual Meeting. If the appointment is not ratified, the appointment will be reconsidered by the Audit Committee, although the Audit Committee will not be required to appoint different independent registered public accountants for Silverleaf. Reconsideration by the Audit Committee could result in a delay of the appointment of independent registered public accountants due to the difficulty and expense of the selection process.

What were BDO’s fees for services rendered to us during the last two fiscal years?

The following table presents fees for professional services rendered by BDO for the audit of Silverleaf’s consolidated financial statements, audit-related services, tax services and all other services in 2005 and 2006.

FEES PAID TO BDO SEIDMAN, LLP

Fees	2005		2006
Audit Fees	$522,229		$625,000
Audit-Related Fees	$166,040	(a)	$60,000	(b)
Tax Fees	—		—
Other Fees	—		—

(a)
For assurance and related services for 2005 that were reasonably related to the performance and review of our financial statements by BDO and not already reported under Audit Fees above. These fees related to a review of the loan agreements of one of our securitization subsidiaries and our qualified special purpose entity.

(b)
For assurance and related services for 2006 that were reasonably related to the performance and review of our financial statements by BDO and not already reported under Audit Fees above. These fees related to a review of the controls related to the servicing of the customer notes receivable pledged as collateral under the loan agreements of one of our securitization subsidiaries and our qualified special purpose entity.

What is the Audit Committee’s pre-approval policy?

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee approved the audit and audit-related services performed by BDO in 2006.

How will my proxy be voted?

In the absence of instructions to the contrary, votes will be cast FOR the ratification of BDO as Silverleaf’s independent registered public accountants for the year ending December 31, 2006. A majority of the shares present and voting at the 2006 Annual Meeting must be cast in favor of the ratification of BDO as Silverleaf’s independent registered public accountants in order for the proposal to be adopted.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS SILVERLEAF’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2007 AS DESCRIBED IN PROPOSAL 2.

DIRECTORS AND EXECUTIVE OFFICERS

Who are the Directors and Executive Officers of Silverleaf?

The following table sets forth certain information concerning each person who was a director or executive officer of Silverleaf on December 31, 2006.

DIRECTORS AND EXECUTIVE OFFICERS

Name	Age	Position
Robert E. Mead	60	Chairman of the Board and Chief Executive Officer
Sharon K. Brayfield	46	President
David T. O’Connor	64	Executive Vice President - Sales
Joe W. Conner	49	Chief Operating Officer
Harry J. White, Jr.	52	Chief Financial Officer and Treasurer
Edward L. Lahart	42	Executive Vice President - Operations
Thomas J. Morris	41	Senior Vice President - Capital Markets
Sandra G. Cearley	45	Secretary
J. Richard Budd, III	54	Director
James B. Francis, Jr.	58	Director
Herbert B. Hirsch	70	Director
Rebecca Janet Whitmore	52	Director

Robert E. Mead founded Silverleaf, has served as its Chairman of the Board since its inception, and has served as its Chief Executive Officer since May 1990. Mr. Mead began his career in hotel and motel management and also operated his own construction company. Mr. Mead has served as a Trustee member of the American Resort Developers Association (“ARDA”) and has over 26 years of experience in the timeshare industry, with special expertise in the areas of consumer finance, hospitality management and real estate development. Mr. Mead serves on the Accounts and Acquisitions Committee.

Sharon K. Brayfield has served as the President of Silverleaf since 1992 and manages all of Silverleaf’s day to day activities. Ms. Brayfield began her career with an affiliated company in 1982 as the Public Relations Director of Ozark Mountain Resort. In 1989, she was promoted to Executive Vice President of Resort Operations for an affiliated company and in 1991 was named Chief Operations Officer of Silverleaf.

David T. O’Connor has over 28 years of experience in real estate and timeshare sales and has worked periodically with Mr. Mead over the past 20 years. Mr. O’Connor has served as Silverleaf’s Executive Vice President — Sales since 1997 and as Vice President — Sales since 1991. He directs all field sales, including the design and preparation of all training materials, incentive programs, and follow-up sales procedures.

Joe W. Conner was the Chief Financial Officer of Silverleaf from 1997 to 1998. Mr. Conner rejoined Silverleaf in April 2003 and currently serves as Chief Operating Officer. From July 2001 to April 2003, Mr. Conner was the Chief Financial Officer of ACE Cash Express, the largest owner and franchiser of check cashing stores in the U.S. Prior to joining Silverleaf in 1997, Mr. Conner was the Chief Financial Officer of the Jacobsen Division of Textron, Inc. Mr. Conner is a certified public accountant.

Harry J. White, Jr. joined Silverleaf in June 1998 as Chief Financial Officer and subsequently has been elected as Treasurer as well. He has responsibility for all accounting, financial reporting and taxation issues. From January 1995 until 1998, Mr. White served as Vice President and Chief Financial Officer of Thousand Trails, Inc. Prior to that time he was a senior manager with Deloitte & Touche LLP. Mr. White is a certified public accountant.

Edward L. Lahart was elected as Executive Vice President — Operations in October 2002. Prior to that time he served as Vice President - Corporate Operations from June 1998 to October 2002 and in various capacities in the Credit and Collections Department from 1989 to 1998.

Thomas J. Morris was elected as Senior Vice President — Capital Markets in August 2005. Prior to that time he served as a consultant to Silverleaf from November 2002 until August 2005. Mr. Morris served as Vice President and Treasurer of Silverleaf from May 2002 until November 2002. Prior to that time he was self-employed from March 2001 to May 2002 and served as Director of Diversified Finance with Sovereign Bank from March 2000 to March 2001.

Sandra G. Cearley has served as Secretary of Silverleaf since its inception. Ms. Cearley maintains corporate minute books, oversees regulatory filings, and coordinates legal matters with Silverleaf’s attorneys.

J. Richard Budd, III was elected as a Director of Silverleaf in May 2002. Since January 2001, Mr. Budd has been a partner in the restructuring advisory firm of Marotta Gund Budd & Dzera, LLC. Mr. Budd serves on the Audit Committee, the Compensation Committee and the Nominating Committee. Mr. Budd qualifies as an independent director as determined by the Board of Directors under the NASDAQ Marketplace Rules.

James B. Francis, Jr. was elected as a Director of Silverleaf in July 1997. From 1980 to 1996, Mr. Francis was a partner in the firm of Bright & Co., which managed various business investments, including the Dallas Cowboys Football Club. Since 1996, Mr. Francis has served as president of Francis Enterprises, Inc., a governmental and public affairs consulting company. Mr. Francis qualifies as an independent director as determined by the Board of Directors under the NASDAQ Marketplace Rules.

Herbert B. Hirsch was elected as a Director of Silverleaf in May 2002. Mr. Hirsch is currently retired, but spent much of his business career in various positions involving the financing and operation of timeshare resorts. Mr. Hirsch serves on the Audit Committee, the Compensation Committee and the Nominating Committee. Mr. Hirsch qualifies as an independent director as determined by the Board of Directors under the NASDAQ Marketplace Rules.

Rebecca Janet Whitmore was elected a Director of Silverleaf in May 2002. Ms. Whitmore has provided consulting services to Divi Resorts, a resort and timeshare sales and marketing company in the Caribbean, since 2000. From 1976 to 2000, Ms. Whitmore was employed by Mobil Corporation in various engineering and financial positions, including Controller of Global Petrochemicals and Chief Financial Analyst. Ms. Whitmore also serves on the board of directors of Nanophase Technologies, Inc., a nanocrystalline materials development and manufacturing company. Ms. Whitmore serves on the Audit Committee, the Compensation Committee, the Nominating Committee and the Accounts and Acquisitions Committee. Ms. Whitmore is the sister of Bradford T. Whitmore, a principal of Grace, a major shareholder of Silverleaf. See footnote “o” to the table under the heading “Security Ownership of Certain Beneficial Owners and Management” on page 3 above. Ms. Whitmore has been designated by the Board of Directors as the Audit Committee Financial Expert as a result of her education and experience. Ms. Whitmore qualifies as an independent director as determined by the Board of Directors under the NASDAQ Marketplace Rules.

COMPENSATION DISCUSSION & ANALYSIS

Overview

The Compensation Committee (“Compensation Committee”) of our Board of Directors seeks to achieve the following objectives with our executive compensation structure:

•
Attract, motivate, and retain qualified individuals having the skills, experience, and leadership necessary to manage our present and future business in a manner consistent with the interests of our shareholders

•	Recognize individual merit

•	Maintain and increase shareholder value and promote the attainment of our significant business objectives

•	Promote a performance-based environment with long-term equity incentive awards

•	Cultivate in the executives an increased interest in and a greater concern for the welfare of Silverleaf

Our executive compensation structure is designed to reward executives for the following:

•	Exemplary performance that contributes to our growth

•	Increase in shareholder value

•	Experience and knowledge in our industry

•	Length of service with us

Executive Compensation Components

Our executive compensation structure consists primarily of (i) base annual salary, (ii) discretionary bonuses recognizing individual merit, (iii) equity incentives in the form of stock option awards granted under our 1997 and 2003 Stock Option Plans, and (iv) health and welfare benefits in the form of paid health insurance, paid vacation and sick leave and other benefits as approved by the Compensation Committee.

The following discussion outlines the compensation structure for our executive officers as a group and specifically our chief executive officer, chief financial officer and the three other most highly compensated executive officers (the “Named Executive Officers” or “NEOs”).

Base Salary. Each of our executives, other than Mr. O’Connor, receives a base salary. We review individual salaries for our executive officers each year. Except for the compensation structure for the CEO, a comparison with an identified industry peer group was not considered in setting executive officer compensation. Instead, we strive to set base salaries at levels necessary to attract and retain executive officers with skill and experience needed by the Company in light of its current and anticipated business activities. While we have not retained a compensation expert to conduct a formal review of compensation paid by other companies within our industry, we believe that the salaries paid to our executive officers are competitive. Factors considered in setting base salary for our executive officers include the individual's performance, scope of and changes in functional responsibilities, length of employment and other factors which evidence contributions to our long-term growth and profit objectives.

In lieu of a base salary set at an established dollar amount, we compensate our Executive Vice President of Sales on a performance-based compensation structure. We believe that such structure provides incentives for Mr. O’Connor to establish innovative sales and marketing techniques that will provide greater value to Silverleaf through increased sales. The terms of Mr. O’Connor’s compensation structure are discussed below.

Discretionary Bonuses. Except for the performance-based incentive bonus for our CEO which is discussed below, we have not adopted any performance-based incentive bonus programs for our executive officers. Historically, cash bonuses have not constituted a significant portion of our employees’ total compensation. Bonuses paid to executive officers - other than Mr. Mead - are discretionary and are awarded by the Compensation Committee based upon recommendations made by the CEO. Bonuses are not used as a key motivator to executive management, but are instead awarded to recognize individual merit. Except for our CEO, no specific performance targets were established in connection with the determination of bonuses awarded in 2006 to any of our executive officers.

In 2006, we paid bonuses to Mr. White and Mr. Conner following the completion of our audit for 2005 and the completion of a securitization transaction which increased our borrowing capacity under our existing bank credit lines. Such bank credit lines are critical to our ability to finance the sale of vacation intervals, and Mr. White’s and Mr. Conner’s participation were valuable in completing the transaction. The Compensation Committee approved the payment of the bonuses in recognition of Mr. White’s and Mr. Conner’s efforts in these areas. Ms. Brayfield was paid a bonus for her efforts in improving our sales during 2006 which were essential to our overall results of operations.

Equity Incentive. Historically, we have periodically granted stock options to motivate and retain executive management. We believe that awards of stock options align the interests of our executive officers with the interests of our shareholders. Our stock option plans are administered by the Compensation Committee of our Board of Directors which selects the individuals to whom options are to be granted and determines the number of shares granted to each optionee based upon recommendations by our CEO. Other than Mr. Mead, our executive officers have each received stock option grants under the 1997 and 2003 Stock Option Plans (“Option Plans”). No stock options were granted to executive officers under either of the Option Plans during 2006. At December 31, 2006, we had an aggregate of 4,559 option shares remaining available for issuance under both Option Plans. We currently have no specific plans to increase the number of shares made available for future stock option grants.

The options granted to our executive officers are exercisable at a price equal to the trading price of our stock on the date of grant. The options granted vest in a three- or four-year period and expire on the tenth anniversary of the date of grant. We believe such vesting schedule facilitates retention of our executive management. The outstanding options held by each of the NEOs are listed on the “Outstanding Equity Awards at December 31, 2006” chart on page 24 hereof. Certain options held by the NEOs expire within the next eighteen months and have an exercise price that is considerably higher than the current trading price of our stock. It is likely that such options will expire prior to having any monetary value to the NEO. Therefore, no weight was given to these options when determining the compensation paid to the NEOs during 2006.

In May 2002, the Compensation Committee adopted a stock option plan which provided for the grant of 2,209,614 options. Ms. Brayfield, Mr. White and Mr. O’Connor, along with another executive officer, each received 368,269 options at that time. Mr. Conner received a similar option grant when he joined the Company in June 2003. The 2002 Option Plan provided that all options granted would expire if the Company’s shareholders had not approved the 2002 Plan within twelve months of grant. The Company was unable to present the 2002 Plan to the shareholders for approval within that period, and the 2002 Plan terminated. The Compensation Committee adopted the 2003 Plan, which was approved by shareholders within the requisite twelve-month period, and awarded the same number of options to the same executives who had been awarded options under the 2002 Plan.

The purpose for awarding these options was twofold. First, each of the executive officers who was employed by us in 2002 was instrumental in our debt restructuring, and the Compensation Committee wished to reward them for their loyalty and hard work during this critical time. Second, the Compensation Committee believed that the options awarded would align the interests of our executive officers with our shareholders and provide incentive to the executive officers to work hard in returning the Company to economic good health which would result in higher shareholder value.

Whenever possible the Compensation Committee awarded incentive stock options to the NEOs as opposed to non-qualified stock options. Incentive stock options offer more favorable tax treatment to the recipient than do non-qualified stock options. See the discussion of the federal income tax consequences below with respect to our Option Plans.

CEO Salary and Non-Equity Incentive Plan Compensation

Silverleaf has an employment agreement with Mr. Mead, CEO, that will expire on December 31, 2008. Mr. Mead will be entitled to receive a base salary of $750,000 per year. He will also receive additional fringe benefits including the charter-free use of Silverleaf’s airplane for personal purposes up to a maximum of 50 hours per year plus certain paid health insurance benefits and such vacation time, sick leave and other fringe benefits as may be specified by the Board of Directors of Silverleaf from time to time for its executive personnel.

Based upon the performance targets set by the Compensation Committee, as ratified by the Shareholders of Silverleaf at the 2005 Annual Meeting of Shareholders, Mr. Mead earned a bonus for 2006 in the amount of $2,734,576 based upon Silverleaf’s 2006 pre-tax net income (as defined by the employment agreement) of $40,182,205. The pre-tax net income-based thresholds used to determine Mr. Mead’s performance-based incentive bonus for 2006 are set forth in the table below.

CEO NON-EQUITY INCENTIVE PLAN COMPENSATION FOR 2006

Pre-Tax Net Income Level Minimum, $ Million	But Less Than, $ Million	Bonus $ Thousand
0.0	12.0	0
12.0	13.0	225
13.0	14.0	290
14.0	15.0	355
15.0	16.0	420
16.0	17.0	550
17.0	18.0	680
18.0	19.0	810
19.0	20.0	940
20.0	21.0	1,070
21.0	N/A	1,200
Above 21.0	N/A	8% of Pre-Tax Net Income Exceeding 21.0 Million

Silverleaf paid the 2006 bonus to Mr. Mead on March 15, 2007 following the Compensation Committee’s determination that Silverleaf had obtained an unqualified audit report for 2006 and that it had not restated any of its previously reported financial statements. Such determinations are required by the terms of Mr. Mead’s employment agreement. Mr. Mead may earn performance-based bonuses in 2007 and 2008 based upon performance targets established by the Compensation Committee and ratified by the Shareholders at the 2006 Annual Meeting of Shareholders.

The Compensation Committee initially developed the pre-tax incentive bonus structure for Mr. Mead in 2004. The minimum pre-tax net income threshold for the calculation of Mr. Mead’s incentive bonus was set at $6 million of pre-tax net income for the year 2004. The minimum threshold for the years 2005 and 2006 were $9 million and $12 million pre-tax net income, respectively. Our shareholders approved the bonuses for 2005 and 2006 at a special meeting of shareholders in 2004 and the annual meeting of shareholders in 2005, respectively. At the 2006 Annual Meeting of Shareholders, the performance-based incentive plans for Mr. Mead for 2007 and 2008 were approved. The table below shows bonuses which Mr. Mead may earn in 2007 and 2008 if the Pre-Tax Net Income targets are met in those years.

CEO NON-EQUITY INCENTIVE PLAN COMPENSATION FOR 2007 AND 2008

2007 Pre-Tax Net Income Level Minimum, $ Million	But Less Than, $ Million	Bonus $ Thousand	2008 Pre-Tax Net Income Level Minimum, $ Million	But Less Than, $ Million	Bonus $ Thousand
0.0	18.0	0	0.0	23.0	0
18.0	19.0	225	23.0	24.0	225
19.0	20.0	290	24.0	25.0	290
20.0	21.0	355	25.0	26.0	355
21.0	22.0	420	26.0	27.0	420
22.0	23.0	550	27.0	28.0	550
23.0	24.0	680	28.0	29.0	680
24.0	25.0	810	29.0	30.0	810
25.0	26.0	940	30.0	31.0	940
26.0	27.0	1,070	31.0	32.0	1,070
27.0	N/A	1,200	32.0	N/A	1,200
Above 27.0	N/A	8% of Pre-Tax Net Income Exceeding 27.0	Above 32.0	N/A	8% of Pre-Tax Net Income Exceeding 32.0

As a part of its deliberative process, the Compensation Committee retained a nationally recognized compensation consulting firm that assisted the committee in (i) assessing the effectiveness of its compensation objectives with regard to Mr. Mead’s performance-based incentive bonus, and (ii) in formulating and applying its compensation policies regarding the issue of the proposed extension of Mr. Mead’s employment agreement through 2008. The Compensation Committee’s compensation consultant also advised the Committee as to the form and reasonableness of the proposed compensation to be paid to Mr. Mead during the 2007 and 2008 extended term of his agreement. In assessing the CEO’s performance, and in considering a performance-based incentive plan for 2007 and 2008 for Mr. Mead, the Compensation Committee considered a variety of business criteria, both measured in absolute terms and as trends in the Company’s financial results and as compared to the results of peer group performance.

Incentive Compensation Structure for Mr. O’Connor

David T. O’Connor has been employed by us since 1991. He has directed our field sales, including the design and preparation of training materials, incentive programs and follow-up sales procedures. We have compensated Mr. O’Connor on a percentage of sales during that time. On March 8, 2007, we entered into an employment agreement with Mr. O’Connor pursuant to which we will continue to employ Mr. O’Connor through December 31, 2009. We pay Mr. O’Connor weekly commissions based on our net sales from timeshare sales, including sampler sales, but the commissions are paid only if we have received a full down payment and the sale has not been cancelled as of the date of the payment of the commissions. The commissions paid are subject to chargebacks. We maintain a $2,000 reserve out of Mr. O’Connor’s commissions, against which chargebacks are deducted. The reserve shall be replenished on a regular basis by Silverleaf deducting, to the extent required, ten percent (10%) of the commissions otherwise due Mr. O’Connor.

Mr. O’Connor earns a commission on all Company sales. The commission rate earned varies based on the type of sale and in some cases on the basis of the average revenue generated per tour group (“APG”). As the APG increases, Mr. O’Connor will be entitled to receive a larger commission. The rates predominantly range from 0.3% to 0.8% of sales, which we feel are competitive. For the year ended December 31, 2006, Mr. O’Connor received aggregate commissions of 0.62% of vacation interval sales under the percentages in effect during the year. Although such rates are subject to adjustment from time to time as Silverleaf and Mr. O’Connor may mutually agree, they have not changed since 2006. It is anticipated that Mr. O’Connor will receive commissions at a comparable percentage of vacation interval sales in 2007.

Other Compensation

The amounts shown in the Summary Compensation Table under the heading “All Other Compensation” represent the value of fringe benefits paid to the NEOs.

The following table sets forth the annual base salary, bonus, and other annual compensation earned in 2006 by the NEOs.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (a) ($)	Bonus (b) ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Robert E. Mead, Chairman of the Board and Chief Executive Officer	2006	750,000	—	2,734,576	(c)	183,703	(d)	3,668,279

Harry J. White, Jr., Chief Financial Officer and Treasurer	2006	279,063	50,000	—		—		329,063

Sharon K. Brayfield, President	2006	435,001	50,000	—		26,855	(e)	511,856

David T. O’Connor, Executive Vice President - Sales	2006	—	—	1,173,930	(f)	14,972	(g)	1,188,902

Joe W. Conner, Chief Operating Officer	2006	284,375	25,000	—		—		309,375

(a)
The amounts shown are before elective contributions by the NEOs in the form of salary reductions under our Section 125 Flexible Benefit Plan. Such plans are available to all employees, including the NEOs.

(b)	Represents bonuses paid to the NEOs. See Compensation Discussion & Analysis for basis of determining bonuses to be paid.

(c)	We accrued the bonus payable to Mr. Mead under the performance-based incentive plan in 2006 pursuant to the terms of the Employment Agreement described below.

(d)
In May 2006, Mr. Mead was involved in a private placement of shares of the Company’s common stock beneficially owned by him. The Company was also a participant in this transaction and agreed to pay the costs for registering these shares with the Securities and Exchange Commission on Form S-3 for the persons who purchased them from Mr. Mead. A total of 25% of the common stock privately placed in the transaction was sold by Mr. Mead; therefore, the benefit to Mr. Mead was calculated to be 25% of the total transaction costs attributable to the Company’s participation in the transaction, or $77,729. A total of $101,731 represents the personal use of the Company’s aircraft during 2006 pursuant to the terms of the employment agreement between the Company and Mr. Mead. This amount is based on the aggregate incremental cost to the Company for Mr. Mead’s personal usage as a proportion of the total costs incurred by the Company for the operation of the aircraft and includes the following variable operating costs: fuel, maintenance, landing fees, travel expense, on-board catering and communications, labor and miscellaneous supplies. Fixed costs such as pilots’ salaries, depreciation of the aircraft, insurance and licensing fees were excluded from the calculation as these costs do not change based on usage. The remaining balance of Mr. Mead’s other compensation consists of premiums on life insurance, occasional use of company staff for which Mr. Mead did not either personally compensate the employee directly or reimburse the Company, and long distance charges for personal calls.

(e)
All other compensation for Ms. Brayfield consisted of personal use of a Company vehicle, premiums on life insurance, personal use of a Company-provided cell phone, long distance charges for personal calls, and occasional use of Company staff for personal reasons.

(f)	Represents the commissions paid to Mr. O’Connor pursuant to a performance-based incentive structure described above.

(g)
All other compensation for Mr. O’Connor consisted of personal use of a Company vehicle, premiums on life insurance, personal use of a Company-provided cell phone, long distance charges for personal calls, and occasional use of Company staff for personal reasons.

Employment and Noncompetition Agreements With NEOs

For the fiscal year ended December 31, 2006, the base salaries and other compensation opportunities for Mr. Mead, Ms. Brayfield and Mr. White were documented in employment agreements that were negotiated with the executives. No other NEOs had written employment agreements during 2006. Mr. Mead’s employment agreement in force in 2006 is discussed above. See “CEO Salary and Non-Equity Incentive Plan Compensation.”

On March 8, 2007, we entered into new written employment agreements (individually, the “Employment Agreement” or collectively, the “Employment Agreements”) with each of our NEOs (other than Mr. Mead) pursuant to which each will be employed by us through December 31, 2009. The Employment Agreements, which were effective as of January 1, 2007, were approved by the Compensation Committee of the Registrant’s Board of Directors. Each of the Employment Agreements provides that for a period of two years following the termination of his or her services with Silverleaf, he or she will not engage in or carry on, directly or indirectly, either for himself or herself or as a member of a partnership or other entity or as a stockholder, investor, officer or director of a corporation or as an employee, agent, associate or contractor of any person, partnership, corporation or other entity, any business in competition with the business of Silverleaf or its affiliates in any county of any state of the United States in which Silverleaf or our affiliates conduct such business or market the products of such business immediately prior to the effective date of termination. Each of the Employment Agreements also provides that for a period of two years following the termination of employment such employees will not influence any employee or independent contractor to terminate his relationship with Silverleaf. The Employment Agreements also provide that he or she may not disclose any confidential information of Silverleaf at any time.

The compensation structure set forth in Mr. O’Connor’s Employment Agreement was not modified from the 2006 compensation structure that we had with him when he did not have a formal written employment agreement with us. The following table reflects the recent changes in compensation for our NEOs, other than Mr. Mead and Mr. O’Connor:

EMPLOYMENT AGREEMENTS WITH CERTAIN NEOS

Employee	2006 Base Salary	New Base Salary
Sharon K. Brayfield	$435,000	$475,000
Harry J. White, Jr.	$300,000	$325,000
Joe W. Conner	$300,000	$325,000

Change of Control Provisions in Employment Agreements

The employment agreement with Mr. Mead provides that if we terminate his employment for any reason, other than good cause (as defined by the employment agreement), he shall be entitled to receive his base salary plus fringe benefits through December 31, 2008. In addition, he shall be entitled to receive the unpaid bonuses for 2007 and 2008 pursuant to the target levels set forth in the table above entitled “CEO Non-Equity Incentive Plan Compensation for 2007 and 2008.” A termination of employment as a result of a change of control would be deemed to be a termination for a reason other than good cause and would trigger the requirement that we compensate Mr. Mead upon these terms.

The Employment Agreements with each of our four other NEOs contain change of control provisions which provide that the NEOs will be paid severance pay equal to two times the total cash compensation received by the NEO for the immediately preceding calendar year, including base compensation, commissions, bonuses, and similar cash items, but excluding fringe benefits, vehicle usage and similar non-cash items, if such Employee is terminated after a Change of Control for any reason other than Good Cause or if the NEO terminates his or her employment for Good Reason. A “Change of Control” shall mean the occurrence of any of the following events:

•
Individuals who, on the date of the Employment Agreement, constitute the Board of Directors (the “Board”) of Silverleaf (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to such date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of Silverleaf in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of Silverleaf as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

•
The consummation of any sale, transfer or other disposition of all or substantially all of the assets of the business of Silverleaf through one transaction or a series of related transactions to one or more persons or entities;

•
Any “Person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14 (d)(2) of the Exchange Act), other than Robert E. Mead, is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Silverleaf representing more than 50% of the combined voting power of Silverleaf’s then outstanding securities eligible to vote for the election of the Board;

•
The consummation of a merger, consolidation, reorganization, statutory share exchange or similar form of corporate transaction involving Silverleaf or any of its subsidiaries that requires the approval of Silverleaf’s stockholders, whether for such transaction or the issuance of securities in the transaction; or

•	The stockholders of Silverleaf approve a plan of complete liquidation or dissolution.

“Good Cause” shall be deemed to exist if the Employee willfully:

•	Breaches or habitually neglects the duties that the Employee is required to perform under the terms of the Employment Agreement;

•	Violates reasonable and substantial rules, regulations or policies governing employee performance;

•	Refuses to obey reasonable orders in a manner that amounts to insubordination; or

•	Commits clearly dishonest acts toward Silverleaf.

Good Cause for termination of Employment shall not exist unless the Employee fails to correct the activity alleged to constitute Good Cause within thirty (30) days following written notice from Silverleaf of such activity and the corrective action reasonably sought by Silverleaf.

“Good Reason” shall mean the occurrence of any of the following events after a Change of Control which are not cured by Silverleaf within thirty (30) days of receipt of written notice of the event constituting Good Reason from the Employee:

•	The failure by Silverleaf to pay Employee the compensation and benefits due Employee under the Employment Agreement;

•	A material diminution in Employee’s responsibilities or authority, or a diminution of Employee’s title;

•	Employee is required to relocate for purposes of Employee’s employment with Silverleaf;

•	Any material breach of the Employment Agreement by Silverleaf; or

•	The failure of any successor to all or substantially all of the business and/or assets of Silverleaf to assume the Employment Agreement.

We believe that the change of control provisions within the employment agreements with our NEOs is essential to provide incentive for the NEOs to remain in our employ during negotiations of a transaction that would result in a change of control. Additionally, such provisions provide an economic incentive to an acquiring company to continue to employ the NEOs following the change of control. We believe that the continued employment of our NEOs is vital to the protection of our employees, customers and shareholders.

Post-Employment Compensation

The amount of post-employment compensation that we will be required to pay to the NEOs is determined under the terms of their respective employment agreements. Mr. Mead’s employment agreement provides for payment of compensation if he is terminated for any reason other than good cause (as defined by his employment agreement). The employment agreements for the other NEOs provide for payment if their employment by Silverleaf is terminated after a change of control for any reason other than good cause or if the NEO terminates his or her employment for good reason. See “Employment Agreements” for the terms of the employment agreements for each NEO.

The following table shows the potential payments upon termination of Robert E. Mead’s employment assuming a severance date of December 31, 2006 under various circumstances:

ESTIMATE OF ROBERT E. MEAD'S POTENTIAL POST-EMPLOYMENT PAYMENTS

Type of Payments Upon Separation	Involuntary Termination Without Good Cause Unrelated to a Change in Control ($)		Death ($)		Disability ($)		Voluntary Termination or Termination for Cause ($)	Involuntary Termination Without Good Cause After a Change in Control ($)
Compensation:
Severance Payments tied to:
Base Compensation	1,500,000	(a)	—	(b)	—	(b)	—	1,500,000	(a)
Bonus Compensation	4,109,152	(a)	2,734,576	(b)	2,734,576	(b)	—	4,109,152	(b)
Other Benefits:
Life Insurance Benefits	—		250,000	(c)	—		—	—
Total:	5,609,152		2,984,576		2,734,576		—	5,609,152

(a)
Mr. Mead’s current employment agreement is in force through December 31, 2008. It provides that in the event he is terminated other than for good cause, he would be entitled to continue to receive over the remaining term of his employment agreement both (i) his $750,000 annual base compensation in bi-monthly payments and (ii) any unpaid annual incentive bonus or bonuses due to him under the terms of his employment agreement. Based upon Mr. Mead’s annual base compensation of $750,000 per year for 2007 and 2008, he would have been entitled to receive severance payments tied to his base compensation equal to $1,500,000 assuming a termination without good cause on December 31, 2006. Based upon the incentive bonuses required to be paid to Mr. Mead in 2007 and 2008 as calculated pursuant to the Pre-Tax Net Income targets set forth in the table entitled “CEO Non-Equity Incentive Plan Compensation For 2007 And 2008” above and assuming that our Pre-Tax Net Income for the years 2007 and 2008 equals our 2006 Pre-Tax Net Income of $40,182,205, Mr. Mead would be entitled to receive $4,109,152 in severance tied to his annual non-equity incentive bonus compensation plan if he were terminated without good cause on December 31, 2006.

(b)
Assuming that Mr. Mead died or was disabled on December 31, 2006, Mr. Mead would not be entitled to any severance tied to his base compensation. His employment agreement provides that in the event of his death or disability he is entitled to (i) his base compensation through the end of the month of his death or disability; and (ii) a pro rata portion of his annual incentive bonus due him for the calendar year of his death or disability. Under his current employment agreement, Mr. Mead would have been entitled to receive 100% of his non-equity incentive bonus plan compensation of $2,734,576 for 2006 assuming he died or became disabled on December 31, 2006.

(c)	Based upon the amount payable under our group life insurance policy which provides for the payment of one times the amount of the employee’s annual salary up to a maximum of $250,000.

The following table shows the potential payments upon termination of Harry J. White, Jr.’s employment assuming that his new employment agreement dated effective as of January 1, 2007 was in effect and a severance date of December 31, 2006 under various circumstances:

ESTIMATE OF HARRY J. WHITE, JR.’S POTENTIAL POST-EMPLOYMENT PAYMENTS

Type of Payments Upon Separation	Involuntary Termination Without Good Cause or Voluntary Termination With Good Reason Unrelated to a Change in Control ($)		Death ($)		Disability ($)		Voluntary Termination or Termination for Good Cause ($)		Involuntary Termination Without Good Cause or With Good Reason After a Change in Control ($)
Compensation:
Severance Payments tied to:
Base Compensation	—	(a)	—	(a)	—	(a)	—	(a)	650,000	(a)(b)
Bonus Compensation	—	(a)	—	(a)	—	(a)	—	(a)	100,000	(a)(b)
Other Benefits:
Life Insurance Benefits	—		250,000	(d)	—		—		—
Total:	—		250,000		—		—		750,000

(a)
Mr. White’s current employment agreement provides that prior to a change in control, Mr. White is not entitled to any severance compensation in the event of his termination either with or without cause, or in the event of his death or disability, except for life insurance benefits. In any of these events, his severance compensation would be limited to payment of his base compensation through the date of separation. After a change in control event, Mr. White would be entitled to receive severance compensation equal to twice the sum of his current salary and prior year’s bonus compensation if he was terminated without good cause or he terminated his employment for good reason.

(b)
Assuming that Mr. White’s current employment agreement was in effect on December 31, 2006 and based upon his annual salary under his new employment agreement of $325,000, he would be entitled to severance payments tied to his base compensation of $650,000.

(c)
Assuming that Mr. White’s current employment agreement was in effect on December 31, 2006 and based upon the $50,000 bonus paid to Mr. White in 2006, he would be entitled to severance benefits tied to his prior year’s bonus compensation of $100,000.

(d)	Based upon the amount payable under our group life insurance policy which provides for the payment of one times the amount of the employee’s annual salary up to a maximum of $250,000.

The following table shows the potential payments upon termination of Sharon K. Brayfield’s employment assuming that her new employment agreement dated effective as of January 1, 2007 was in effect and a severance date of December 31, 2006 under various circumstances:

ESTIMATE OF SHARON K. BRAYFIELD’S POTENTIAL POST-EMPLOYMENT PAYMENTS

Type of Payments Upon Separation	Involuntary Termination Without Good Cause or Voluntary Termination With Good Reason Unrelated to a Change in Control ($)		Death ($)		Disability ($)		Voluntary Termination or Termination for Good Cause ($)		Involuntary Termination Without Good Cause or With Good Reason After a Change in Control ($)
Compensation:
Severance Payments tied to:
Base Compensation	—	(a)	—	(a)	—	(a)	—	(a)	950,000	(a)(d)
Bonus Compensation	—	(a)	—	(a)	—	(a)	—	(a)	100,000	(a)(c)
Other Benefits:
Life Insurance Benefits	—		250,000	(d)	—		—		—
Total:	—		250,000		—		—		1,050,000

(a)
Ms. Brayfield’s current employment agreement provides that prior to a change in control, Ms. Brayfield is not entitled to any severance compensation in the event of her termination either with or without cause, or in the event of her death or disability, except for life insurance benefits. In any of these events, her severance compensation would be limited to payment of her base compensation through the date of separation. After a change in control event, Ms. Brayfield would be entitled to receive severance compensation equal to twice the sum of her current salary and prior year’s bonus compensation if she was terminated without good cause or if she terminated her employment for good reason.

(b)
Assuming that Ms. Brayfield’s current employment agreement was in effect on December 31, 2006 and based upon her annual salary under her new employment agreement of $475,000, she would be entitled to severance payments tied to her base compensation of $950,000.

(c)
Assuming that Ms. Brayfield’s current employment agreement was in effect on December 31, 2006 and based upon the bonuses paid to Ms. Brayfield in 2006, she would be entitled to severance benefits tied to her prior year’s bonus compensation of $100,000.

(d)	Based upon the amount payable under our group life insurance policy which provides for the payment of one times the amount of the employee’s annual salary up to $250,000.

The following table shows the potential payments upon termination of David T. O’Connor’s employment assuming that his new employment agreement dated effective as of January 1, 2007 was in effect and a severance date of December 31, 2006 under various circumstances:

ESTIMATE OF DAVID T. O’CONNOR’S POTENTIAL POST-EMPLOYMENT PAYMENTS

Type of Payments Upon Separation	Involuntary Termination Without Good Cause or Voluntary Termination With Good Reason Unrelated to a Change in Control ($)		Death ($)		Disability ($)		Voluntary Termination or Retirement ($)		Involuntary Termination Without Good Cause or With Good Reason After a Change in Control ($)
Compensation:
Severance Payments tied to:
Base Compensation	—	(a)	—	(a)	—	(a)	—	(a)	2,347,860	(a)(b)
Bonus Compensation	—	(a)	—	(a)	—	(a)	—	(a)	—
Other Benefits:
Life Insurance Benefits	—		250,000	(d)	—		—		—
Total:	—		250,000		—		—		2,347,860

(a)
Mr. O’Connor’s current employment agreement provides that prior to a change in control, Mr. O’Connor is not entitled to any severance compensation in the event of his termination either with or without cause, or in the event of his death or disability, except for life insurance benefits. In any of these events, his severance compensation would be limited to payment of his base compensation through the date of separation. After a change in control event, Mr. O’Connor would be entitled to receive severance compensation equal to twice his prior year’s base incentive compensation if he was terminated without good cause or if he terminated his employment for good reason.

(b)
Assuming that Mr. O’Connor’s current employment agreement was in effect on December 31, 2006 and based upon his compensation of $1,173,930 earned during 2006, he would be entitled to severance payments tied to his base compensation of $2,347,860.

(c)	Based upon the amount payable under our group life insurance policy which provides for the payment of one times the amount of the employee’s annual salary up to $250,000.

The following table shows the potential payments upon termination of Joe W. Conner’s employment assuming that his new employment agreement dated effective as of January 1, 2007 was in effect and a severance date of December 31, 2006 under various circumstances:

ESTIMATE OF JOE W. CONNER’S POTENTIAL POST-EMPLOYMENT PAYMENTS

Type of Payments Upon Separation	Involuntary Termination Without Good Cause or Voluntary Termination With Good Reason Unrelated to a Change in Control ($)		Death ($)		Disability ($)		Voluntary Termination or Retirement ($)		Involuntary Termination Without Good Cause or With Good Reason After a Change in Control ($)
Compensation:
Severance Payments tied to:
Base Compensation	—	(a)	—	(a)	—	(a)	—	(a)	650,000	(a)(b)
Bonus Compensation	—	(a)	—	(a)	—	(a)	—	(a)	50,000	(a)(c)
Other Benefits:
Life Insurance Benefits	—		250,000	(d)	—		—		—
Total:	—		250,000		—		—		700,000

(a)
Mr. Conner’s current employment agreement provides that prior to a change in control, Mr. Conner is not entitled to any severance compensation in the event of his termination either with or without cause, or in the event of his death or disability, except for life insurance benefits. In any of these events, his severance compensation would be limited to payment of his base compensation through the date of separation. After a change in control event, Mr. Conner would be entitled to receive severance compensation equal to the sum of twice his current salary and prior year’s bonus compensation if he was terminated without good cause or he terminated his employment for good reason.

(b)
Assuming that Mr. Conner’s current employment agreement was in effect on December 31, 2006 and based upon his annual salary of $325,000, he would be entitled to severance payments tied to his base compensation of $650,000.

(c)
Assuming Mr. Conner’s current employment agreement was in effect on December 31, 2006, and based upon the $25,000 bonus paid to Mr. Conner in 2006, he would be entitled to severance benefits tied to his prior year’s bonus compensation of $50,000.

(d)	Based upon the amount payable under our group life insurance policy which provides for the payment of one times the amount of the employee’s annual salary up to $250,000.

Section 162(m) Limitation

Section 162(m) of the Internal Revenue Code generally limits the corporate income tax deduction for compensation paid or accrued in 2006 to our executive officers that is in excess of $1 million unless such compensation is “performance-based compensation” or qualifies under other exceptions. Except for the bonus paid to Mr. Mead for 2006, the compensation earned by the executive officers was not exempt from the Section 162(m) limitation. We obtained the approval of our shareholders of the terms and conditions of the performance-based incentive bonus plan for Mr. Mead for 2006. Therefore, the compensation in excess of the $1 million limitation paid to Mr. Mead or accrued in 2006 should be exempt from the Section 162(m) limitation. The Committee may from time to time authorize other awards that will give rise to a loss of deduction under Section 162(m) should it determine that the payment of such compensation is in our best interests.

How do we compensate the members of the Board of Directors for their service?

The following Director Compensation table shows the amount of compensation paid to each independent director of Silverleaf during 2006.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash $	All Other Compensation $	Total $
J. Richard Budd	48,000	—	48,000
James B. Francis, Jr.	36,500	—	36,500
Herbert B. Hirsch	52,000	—	52,000
Rebecca Janet Whitmore	52,500	—	52,500

We compensate the members of our Board through an annual retainer plus additional fees for service on committees and attendance at board and committee meetings. Each of the independent Directors receives an annual fee of $25,000, payable quarterly, plus $2,000 for each meeting of the Board of Directors attended in person. Each of the Directors who serves on one or more committees of the Board of Directors receives an additional annual fee of $5,000, also payable quarterly, for serving on one committee of the Board of Directors, plus an additional annual fee of $2,500 for each additional committee membership. Each member also receives $500 for each telephonic Board of Directors or committee meeting in which he or she participates. The independent Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors. Officers of Silverleaf who are directors are not paid any directors’ fees but are reimbursed for expenses, if any, of attending meetings of the Board of Directors.

We have also granted to each of our independent directors, options to purchase shares of Silverleaf common stock. In July 1997, Silverleaf granted to Mr. Francis, as directors’ fees, options to purchase 40,000 shares of Common Stock at $16.00 per share. Such options vested in three equal portions over a term of three years commencing in May 1998. The options expire in June 2007. Silverleaf granted to Mr. Francis 20,000 additional options in 1999 at an exercise price of $7.3125 per share which also vested over a three-year period beginning in November 2000. During 2002, Ms. Whitmore, Mr. Budd, Mr. Francis, and Mr. Hirsch were each granted options to purchase 115,000 shares at $0.295 per share. Such options vested in three equal portions over a term of three years commencing in May 2003.

What are our employee benefit plans?

1997 Stock Option Plan and 2003 Stock Option Plan

Silverleaf adopted the 1997 Stock Option Plan (the “1997 Plan”) in May 1997 to attract and retain directors, officers, and key employees of Silverleaf. The 1997 Plan was amended by Silverleaf’s shareholders at the 1998 Annual Meeting of Shareholders to increase the number of options which may be granted under the 1997 Plan to 1,600,000 and to modify the number of outside directors who, as members of the Compensation Committee, may administer the 1997 Plan. On December 16, 2003, the Shareholders of Silverleaf approved the Silverleaf Resorts, Inc. 2003 Stock Option Plan (the “2003 Plan”). The 2003 Plan provides for the issuance of up to 2,209,614 shares of Silverleaf’s common stock. The following is a summary of the provisions of the 1997 Plan and the 2003 Plan (collectively, the “Option Plans”). This summary does not purport to be a complete statement of the provisions of the Option Plans and is qualified in its entirety by the full text of the 1997 Plan and the 2003 Plan.

The Option Plans provide for the award of nonqualified stock options to Silverleaf’s directors, officers, and key employees and for the grant to salaried key employees of options intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Silverleaf has filed Registration Statements to register the shares issuable upon exercise of the options granted under the 1997 Plan and the 2003 Plan.

Nonqualified stock options provide for the right to purchase common stock at a specified price which may be less than fair market value on the date of grant (but not less than par value). “Fair market value” per share shall be deemed to be the average of the high and low quotations at which Silverleaf’s shares of common stock are sold on a national securities exchange, or if not sold on a national securities exchange, the closing bid and asked quotations in the over-the-counter market for Silverleaf’s shares on such date. If no public market exists for Silverleaf’s shares on any date on which the fair market value per share is to be determined, the Compensation Committee shall, in its sole discretion and best, good faith judgment, determine the fair market value of a share. Nonqualified stock options may be granted for any term and upon such conditions determined by the Compensation Committee.

Incentive stock options are designed to comply with the provisions of the Code and are subject to restrictions contained therein, including exercise prices equal to at least 100% of fair market value of common stock on the grant date and a ten year restriction on their term; however, incentive stock options granted to any person owning more than 10% of the voting power of the stock of Silverleaf shall have exercise prices equal to at least 110% of the fair market value of the common stock on the grant date and shall not be exercisable after five years from the date the option is granted. Except as otherwise provided under the Code, to the extent that the aggregate fair market value of Shares with respect to which Incentive Options are exercisable for the first time by an employee during any calendar year exceeds $100,000, such Incentive Options shall be treated as Non-Qualified Options.

An optionee may exercise all or any portion of an option that is exercisable by providing written notice of such exercise to the Corporate Secretary of Silverleaf at the principal business office of Silverleaf, specifying the number of shares to be purchased and specifying a business day not more than fifteen days from the date such notice is given, for the payment of the purchase price in cash or by certified check. Options are not transferable by the optionee other than by will or the laws of descent and distribution, and an option may be exercised only by the optionee.

The following are the federal tax rules generally applicable to options granted under the Option Plans. The grant of a stock option will not be a taxable event for the participant or a tax deduction for Silverleaf. The participant will have no taxable income upon exercising an incentive stock option within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (except that the alternative minimum tax may apply). Upon exercising a stock option that is not an incentive option, the participant must recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the stock on the exercise date and Silverleaf receives a tax deduction equal to the amount of ordinary income recognized by the participant. The tax treatment upon disposition of shares of Silverleaf’s Common Stock acquired under the Option Plans through the exercise of a stock option will depend on how long such shares have been held, and on whether or not such shares were acquired by exercising an incentive stock option.

An option shall terminate upon termination of the directorship, office or employment of an optionee with Silverleaf or its subsidiary, except that if an optionee dies while serving as a director or officer or while in the employ of Silverleaf or one of its subsidiaries, the optionee’s estate may exercise the unexercised portion of the option. If the directorship, office or employment of an optionee is terminated by reason of the optionee’s retirement, disability, or dismissal other than “for cause” while such optionee is entitled to exercise all or any portion of an option, the optionee shall have the right to exercise the option, to the extent not theretofore exercised, at any time up to and including (i) three months after the date of such termination of directorship, office or employment in the case of termination by reason of retirement or dismissal other than for cause and (ii) one year after the date of termination of directorship, office, or employment in the case of termination by reason of disability. If an optionee voluntarily terminates his directorship, office or employment, or is discharged for cause, any option granted shall, unless otherwise specified by the Compensation Committee pursuant to the terms and condition of the grant of the option, forthwith terminate with respect to any unexercised portion thereof. All terminated options shall be returned to the Option Plans and shall be available for future grants to other optionees.

The 2003 Plan provides that upon a change of control all options issued under the 2003 Plan shall automatically terminate and the optionees shall receive from the Company, with respect to each share subject to an option, cash equal to the excess of the fair market value of the share immediately prior to the occurrence of a transaction resulting in a change of control for each share underlying the options over the exercise price per share of such option. A “change of control” is defined by the 2003 Plan as the sale of all or substantially all of the assets of the Company or upon any merger, consolidation or similar transaction in which the Company is not the surviving corporation.

The 1997 Plan provides that upon a change of control, the Compensation Committee may determine that each option outstanding shall terminate within a specified number of days after notice to the optionee, and such optionee shall receive, with respect to each share subject to an option, an amount of cash equal to the excess of the fair market value of such share immediately prior to the occurrence of the transaction resulting in a change of control over the exercise price per share of the option. Alternatively, the Compensation Committee may determine that all outstanding options shall immediately become exercisable upon a change of control. Under the 1997 Plan, a change of control will occur if (a) any person (as defined in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than Robert E. Mead, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s outstanding securities then entitled to vote for the election of directors; or (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof; or (c) the Board of Directors shall approve the sale of all or substantially all of the assets of the Company or any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event describes in clauses (a) or (b) above.

The 1997 Plan will terminate on May 15, 2007, the tenth anniversary of the day the 1997 Plan was adopted by the Board of Directors of Silverleaf and approved by its shareholders. The 2003 Plan will terminate on December 16, 2013. Any options granted prior to the termination dates of the Option Plans and which remain unexercised may extend beyond those dates in accordance with the terms of the grant thereof.

Under the Option Plans, the Board of Directors of Silverleaf reserves the right to exercise the powers and functions of the Compensation Committee. Also, the Board of Directors reserves the right to amend the Option Plans at any time; however, the Board of Directors may not, without the approval of the shareholders of Silverleaf (i) increase the total number of shares reserved for options under the Option Plans (other than for certain changes in the capital structure of Silverleaf), (ii) reduce the required exercise price of any incentive stock options, or (iii) modify the provisions of the Option Plans regarding eligibility. Additionally, certain of Silverleaf’s debt obligations prohibit amending the Option Plans to increase the total number of shares reserved for options under the Option Plans.

Did any of the Named Executive Officers exercise stock options during 2006?

The following table shows the options that were exercised by Mr. White during 2006 and the value realized on exercise based upon the closing market price of Silverleaf’s common stock on the date of exercise less the exercise price of the options exercised. Mr. White was the only NEO who exercised stock options during 2006.

OPTION EXERCISES BY NAMED EXECUTIVE OFFICERS

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise $
Harry J. White, Jr.	122,757	456,042.26

How many options did the Named Executive Officers hold at December 31, 2006?

In certain cases, a Named Executive Officer has been granted options to purchase Silverleaf’s common stock pursuant to more than one stock option agreement approved by the Compensation Committee. The following table shows each of the various options granted to the Named Executive Officers under the 1997 Plan or the 2003 Plan that were outstanding on December 31, 2006. The table also includes the number of shares covered by both exercisable and non-exercisable options at December 31, 2006, the option exercise price and the date on which each option expires.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

	Option Awards
	Number of Securities Underlying Unexercised Options
Name	Exercisable Unexercisable		Option Exercise Price $	Option Expiration Date
Robert E. Mead	—	—	—	—

Harry J. White, Jr.	50,000	—	16.46875	June 28, 2008
	10,000	—	7.31250	Nov 18, 2009
	10,000	—	3.59375	August 21, 2010

Sharon K. Brayfield	125,000	—	16.00000	June 24, 2008
	25,000	—	7.31250	November 18, 2009
	20,000		3.68750	September 5, 2010
	368,269	—	0.31500	August 3, 2013

David T. O’Connor	200,000	—	16.00000	June 17, 2007
	100,000	—	16.00000	August 13, 2008
	50,000	—	7.31250	November 18, 2009
	368,269	—	0.31500	August 3, 2013

Joe W. Conner	368,269	—	0.31500	August 3, 2013

401(k) Plan

Effective January 1, 1999, Silverleaf established the Silverleaf Resorts, Inc. 401(k) Plan (the “401(k) Plan”), a qualified defined contribution retirement plan covering employees 21 years of age or older who have completed at least six months of service. The 401(k) Plan allows eligible employees to defer receipt of up to 15% of their compensation and contribute such amounts to various investment funds which do not include investments in our common stock. Contributions by employees deemed to be “highly compensated” employees under the 401(k) Plan may be limited based on results of annual testing. The employee contributions vest immediately. Other than normal costs of administration, Silverleaf has no obligation to make any payments under the 401(k) Plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement. The Committee also recommended that Silverleaf’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Commission on March 16, 2007, incorporate the Compensation Discussion and Analysis by reference to this Proxy Statement.

By the Compensation Committee,
Rebecca Janet Whitmore, Chairman J. Richard Budd, III Herbert B. Hirsch

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2005 and a portion of 2006, Silverleaf retained the services of TradeMark Consulting, Co. (“TradeMark”), a consulting company owned and operated by Thomas J. Morris, who became an executive officer of Silverleaf in August 2005. Pursuant to the Independent Contractor Consulting Agreement, as amended (the “Consulting Agreement”), with TradeMark, Silverleaf paid TradeMark $375,324 in fees and other contractual payments as provided for by the Consulting Agreement. These fees and payments were for services rendered before Mr. Morris became an employee or executive officer of Silverleaf in August 2005. Pursuant to the terms of the Consulting Agreement, Silverleaf paid TradeMark a performance-based bonus of $100,000 in March 2006. The Consulting Agreement expired on March 16, 2006.

Two members of the immediate family of two NEOs were employed by the Company in 2006. During 2006 Ms. Brayfield's son was employed as a sales manager, and later as a director of sales in the sales office of one of the Company's resorts and received $459,140 in commissions and bonuses. Mr. O'Connor's son-in-law was employed as a sales manager in the sales office of one of the Company's resorts during 2006 and received $188,114 in commissions and bonuses. Both Ms. Brayfield’s son and Mr. O’Connor’s son-in-law were compensated based upon the same commission and bonus structure applicable for all other company employees serving in the same positions.

The William H. Francis Trust (the "Trust"), a trust for which one of our Directors, Mr. Francis serves as trustee, is entitled to a 10% net profits interest from sales of certain land in Mississippi owned by the Company. The net profits interest was granted to the Trust pursuant to a net profits agreement dated July 20, 1995, between the Trust and a subsidiary of the Company, which was dissolved after its assets and liabilities, including the net profits agreement, were acquired by the Company. Pursuant to the net profits agreement, the affiliate agreed to provide consulting services to us. During 2006, we paid the Trust $58,744 under the net profits agreement due to the sale of land subject to the net profits interest.

In May 2006, Grace Brothers, Ltd. (“Grace”), which owned more than 5% of the Company’s outstanding shares of common stock, was involved in a private placement of six million shares of the Company’s common stock beneficially owned by Grace. The Company was also a participant in this transaction and agreed to pay the costs for registering these shares with the Securities and Exchange Commission on Form S-3 for the persons who purchased them from Grace. A total of 75% of the common stock privately placed in the transaction was sold by Grace; therefore, the benefit to Grace was calculated to be 75% of the total transaction costs attributable to the Company’s participation in the transaction, or approximately $233,187.

For information concerning employment agreements with certain officers see “Employment and Noncompetition Agreements With Certain NEOs.”

Review of Related Party Transactions

The Board of Directors has recognized that transactions between the Company and certain related persons present a heightened risk of conflicts of interest as well as disclosure obligations for certain related party transactions. In order to ensure that the Company acts in the best interests of its shareholders, the Board has adopted a written policy for the review and approval of any Related Party Transaction (as defined below). It is the policy of the Company not to enter into any Related Party Transaction unless the Audit Committee (or in instances in which it is not practicable to wait until the next Audit Committee meeting, the Chair of the Audit Committee) approves the transaction or the transaction is approved or ratified by a majority of the Company’s disinterested directors. In reviewing a proposed transaction, the Audit Committee must (i) satisfy itself that it has been fully informed as to the Related Party’s relationship and interest and as to the material facts of the proposed transaction and (ii) consider all of the relevant facts and circumstances available to the Committee. After its review, the Audit Committee will only approve or ratify transactions that are fair to the Company and not inconsistent with the best interests of the Company and its shareholders.

As set forth in the policy, a “Related Party Transaction” is a transaction or series of related transactions involving a Related Party that had, has, or will have a direct or indirect material interest and in which the Company is a participant, other than:

•	a transaction with a Related Party involving less than $120,000;

•	a transaction involving compensation of directors otherwise approved by the Board or an authorized committee of the Board;

•
a transaction involving compensation of an executive officer or involving an employment agreement, severance arrangement, change in control provision or other benefit agreement with an executive officer otherwise approved by the Board or an authorized committee of the Board;

•	a transaction available to all employees generally or to all salaried employees generally; or

•
a transaction in which the interest of the Related Party arises solely from the ownership of a class of the Company’s equity securities and all holders of that class receive the same benefit on a pro rata basis.

For purposes of this definition, Related Party includes (i) an executive officer or director of the Company, (ii) a nominee for director of the Company, (ii) a 5% shareholder of the Company, (iv) an individual who is an immediate family member of an executive officer, director, nominee for director or 5% shareholder of the Company or (v) an entity that is owned or controlled by a person listed in (i), (ii), (iii) or (iv) above or in which any such person serves as an executive officer or general partner or, together with all other persons specified in (i), (ii), (iii) or (iv) above, owns 5% or more of the equity interests thereof.

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered accountants are responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

As part of its ongoing activities, the Audit Committee has:

•	Reviewed and discussed with management, and the independent registered accountants, Silverleaf’s audited consolidated financial statements for the year ended December 31, 2006;

•
Discussed with the independent registered accountants the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
Received the written disclosures and the letter from the independent registered accountants required by Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent registered accountants their independence; and

•	Discussed with management, the internal auditors, and the independent registered accountants such other matters and received such assurances from them as the Audit Committee deemed appropriate.

Based upon the Audit Committee’s discussions with management and the independent registered accountants, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Silverleaf’s Annual Report on Form 10-K for the year ending December 31, 2006 for filing with the Securities and Exchange Commission. In addition, the Audit Committee has appointed BDO as Silverleaf’s independent registered accountants for the year ending December 31, 2007, subject to the ratification of this appointment by the shareholders of Silverleaf.

By the Audit Committee,
J. Richard Budd, III, Chairman Herbert B. Hirsch Rebecca Janet Whitmore

OTHER MATTERS AT MEETING

The Board of Directors does not know of any matters to be presented at the 2007 Annual Meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the 2007 Annual Meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting such proxies.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Any shareholder who meets the requirements of the proxy rules under the Exchange Act may submit to the Board of Directors proposals to be considered for submission to the shareholders at the 2008 Annual Meeting. Any such proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, Silverleaf Resorts, Inc., 1221 River Bend Drive, Suite 120, Dallas, Texas 75247 and must be received no later than December 7, 2007. Shareholder proposals received after that date will not be considered timely and will not be submitted for consideration at the 2008 Annual Meeting. The chairman of the meeting may refuse to acknowledge the introduction of any shareholder proposal not made in compliance with the foregoing procedures.

INFORMATION INCORPORATED BY REFERENCE

The financial information reflected therein for the year ended December 31, 2006, and the related notes thereto beginning on page F-1 of the Annual Report, as well as the sections of the Annual Report entitled “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures About Market Risk” beginning on pages 44, 45, and 61 of the Annual Report, respectively, are incorporated in their entirety into this Proxy Statement by this reference.

By Order of the Board of Directors,
SANDRA G. CEARLEY
Secretary

Dallas, Texas
April 10, 2007

SILVERLEAF RESORTS, INC.

Proxy for 2007 Annual Meeting of Shareholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Silverleaf Resorts, Inc., a Texas corporation, hereby acknowledges receipt of the Notice of 2007 Annual Meeting of Shareholders and Proxy Statement and hereby appoints James B. Francis, Jr. and Rebecca Janet Whitmore as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of the Common Stock of Silverleaf Resorts, Inc. held of record by the undersigned on March 12, 2007 at the 2007 Annual Meeting of Shareholders to be held on May 8, 2007 or at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2 and in accordance with the recommendations of the Board of Directors on any other matters that may properly come before the meeting.

(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

------------------------------------------------------------------------------------------------------------------------------------------
Fold and Detach Here

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

Please Mark Here for
Address Change or ☐
Comments
SEE REVERSE SIDE

1.	Election of Directors

	FOR the nominees		WITHHOLD
	listed below		AUTHORITY
to vote for the nominees
listed below
☐

☐
	Nominees:	J. Richard Budd, III
James B. Francis, Jr.
Herbert B. Hirsch
Robert E. Mead
Rebecca Janet Whitmore

For all nominees except as indicated on the below line

2.	Ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accountants for the year ending December 31, 2007.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3. The Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please mark, sign, date and return this proxy card promptly using the enclosed envelope.

Signature_______________________________________

Signature_______________________________________

Date_________________________________

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized name by authorized person.